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                                                                     EXHIBIT 4.2

      THIS FIRST SUPPLEMENTAL INDENTURE, dated as of October 15, 1993, is between CNA FINANCIAL CORPORATION, a Delaware corporation (the "Company"), and THE FIRST NATIONAL BANK OF CHICAGO, a national banking association, as trustee (herein called the "Trustee").

                              PRELIMINARY STATEMENT

      The Company and the Trustee have entered into an Indenture (herein called the "Indenture"), dated as of March 1, 1991. Capitalized terms used herein, not otherwise defined herein, shall have the meanings given them in the Indenture.

      Section 8.1 of the Indenture provides that, under certain circumstances, a supplemental indenture may be entered into by the Company and the Trustee without the consent of any Holders of Securities. In accordance with the terms of Section 8.1(d) of the Indenture, the Company has, by Board Resolution, authorized this First Supplemental Indenture. The Trustee has determined that this First Supplemental Indenture is in form satisfactory to it.

      All things necessary to make this First Supplemental Indenture a valid agreement of the Company and the Trustee and a valid amendment of and supplement to the Indenture have been done.

      NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

      For and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities issued under the Indenture from and after the date of this First Supplemental Indenture, as follows:

      1. Article One will be modified by the addition of the following definitions:

      "Depository" means, unless otherwise specified by the Company pursuant to
Section 2.3, with respect to Securities of any series issuable or issued as a Global Security, The Depository Trust Company, New York, New York, or any successor thereto registered as a clearing agency pursuant to the provisions of
Section 17A of the Securities Exchange Act of 1934, as amended, or other applicable statute or regulation.

      "Global Security", when used with respect to any series of Securities issued hereunder, means a Security which is executed by the Company and authenticated and delivered by the Trustee to the Depository pursuant to the Depository's instruction, all in accordance with this Indenture and an indenture supplemental hereto, if any, or Board Resolution and pursuant to a Company Order, which Global Security shall be registered in the name of the Depository or its nominee and which shall represent, and shall be denominated in an amount equal to the aggregate principal amount of, all of the Outstanding Securities of such series or any portion thereof, in either case having the same terms, including, without limitation, the same original issue date, date or dates on which principal is due, and interest rate or method of determining interest.

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      2. Article One will be modified by replacing the phrase "Financial Vice
President" in the definitions of "Company Order" and "Officer's Certificate" with the phrase "Senior Vice President and Chief Financial Officer".

      3. Article One will be amended by adding the phrase "or other committee" after "Executive Committee" in the definition of "Board of Directors".

      4. Article Two, Section 2.3(3) will be modified by replacing the phrase "authorized from" with the phrase "authorized form".

      5. Article Two will be modified by the addition of a new Section 2.14 as follows:

      Section 2.14. Securities Issuable in the Form of a Global Security. (a) If the Company shall establish pursuant to Sections 2.1 and 2.3 that the Securities of a particular series are to be issued in whole or in part in the form of one or more Global Securities, then the Company shall execute and the Trustee or its agent shall, in accordance with Section 2.4 and the Company Order delivered to the Trustee or its agent thereunder, authenticate and deliver such Global Security or Global Securities, which (i) shall represent, and shall be denominated in an amount equal to the aggregate principal amount of, the Outstanding Securities of such series to be represented by such Global Security or Global Securities, or such portion thereof as the Company shall specify in a Company Order, (ii) shall be registered in the name of the Depository for such Global Security or Global Securities or its nominee, (iii) shall be delivered by the Trustee or its agent to the Depository or pursuant to the Depository's instruction and (iv) shall bear a legend substantially to the following effect:
"Unless this certificate is presented by an authorized representative of the Depository to the Company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of the nominee of the Depository or in such other name as is requested by an authorized representative of the Depository (and any payment is made to the nominee of the Depository or to such other entity as is requested by an authorized representative of the Depository), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, the nominee of the Depository, has an interest herein."

      (b) Notwithstanding any other provision of this Section 2.14 or of Section 2.8, and subject to the provisions of paragraph (c) below, unless the terms of a Global Security expressly permit such Global Security to be exchanged in whole or in part for individual certificates representing Securities, a Global Security may be transferred, in whole but not in part and in the manner provided in Section 2.8, only to a nominee of the Depository for such Global Security, or to the Depository, or a successor Depository for such Global Security selected or approved by the Company, or to a nominee of such successor Depository.

      (c) (i) If at any time the Depository for a Global Security notifies the Company that it is unwilling or unable to continue as Depository for such Global Security or if at any time the Depository for the Global Securities for such series shall no longer be eligible or in good standing under the Securities Exchange Act of 1934, as amended, or other applicable statute or regulation, the Company shall appoint a successor Depository with respect to such Global Security. If a successor Depository for such Global Security is not appointed by the Company

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within 90 days after the Company receives notice or becomes aware of such ineligibility, the Company will execute, and the Trustee or its agent, upon receipt of a Company Request for the authentication and delivery of certificates representing Securities of such series in exchange for such Global Security, will authenticate and deliver, certificates representing Securities of such series of like tenor and terms in an aggregate principal amount equal to the principal amount of the Global Security in exchange for such Global Security.

      (ii) The Company may at any time and in its sole discretion determine that the Securities of any series or portion thereof issued or issuable in the form of one or more Global Securities shall no longer be represented by such Global Security or Global Securities. In such event the Company will execute, and the Trustee, upon receipt of a Company Request for the authentication and delivery of certificates representing Securities of such series in exchange in whole or in part for such Global Security, will authenticate and deliver certificates representing Securities of such series of like tenor and terms in definitive form in an aggregate principal amount equal to the principal amount of such Global Security or Global Securities representing such series or portion thereof in exchange for such Global Security or Global Securities.

      (iii) If specified by the Company pursuant to Sections 2.1 and 2.3 with respect to Securities issued or issuable in the form of a Global Security, the Depository for such Global Security may surrender such Global Security in exchange in whole or in part for certificates representing Securities of such series of like tenor and terms in definitive form on such terms as are acceptable to the Company and such Depository. Thereupon the Company shall execute, and the Trustee or its agent shall authenticate and deliver, without a service charge, (1) to each Holder specified by the Security Registrar or the Depository a certificate or certificates representing Securities of the same series of like tenor and terms and of any authorized denomination as requested by such person in an aggregate principal amount equal to and in exchange for such Holder's beneficial interest as specified by the Security Registrar or the Depository in the Global Security; and (2) to such Depository a new Global Security of like tenor and terms and in an authorized denomination equal to the difference, if any, between the principal amount of the surrendered Global Security and the aggregate principal amount of certificates representing Securities delivered to Holders thereof.

      (iv) In any exchange provided for in any of the preceding three paragraphs, the Company will execute and the Trustee or its agent will authenticate and deliver certificates representing Securities in definitive registered form in authorized denominations for Securities of the same series or any integral multiple thereof. Upon the exchange of the entire principal amount of a Global Security for certificates representing Securities, such Global Security shall be cancelled by the Trustee or its agent. Except as provided in the preceding paragraph, certificates representing Securities issued in exchange for a Global Security pursuant to this Section shall be registered in such names and in such authorized denominations for Securities of that Series or any integral multiple thereof, as the Security Registrar or Depository shall instruct the Trustee or its agent. The Trustee or the Security Registrar shall deliver at its Corporate Trust Office such certificates representing Securities to the Holders in whose names such Securities are so registered.

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      6. A new paragraph will be added to the end of Section 2.8, as follows:

      None of the Trustee, any agent of the Trustee, any Paying Agent or the Company will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      7. Article Three, Section 3.5 will be replaced with the following:

      The Company will deliver to the Trustee on or before May 1 in each year in which there are Securities Outstanding hereunder an Officer's Certificate, stating that in the course of the performance of their duties as officers of the Company they would normally have knowledge of any default by the Company in the performance or fulfillment of any covenant, agreement or condition contained in this Indenture, stating whether or not they have knowledge of any such default and, if so, specifying each such default of which the signers have knowledge and the nature thereof.

      8. Article Six, Section 6.2(c) will be amended by inserting at the end of the first line the phrase "action taken by the Trustee in reasonable reliance on an".

      9. Article Six, by replacing Section 6.2(g) with the following:

            (g) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys not regularly in its employ and the Trustee shall be responsible for any negligent action, negligent failure to act or wilful misconduct on the part of any such agent or attorney.

      10. Article Eight, Section 8.2 will be amended by replacing 8.2 the phrase "the Holder of each Security so affected" with the phrase "the Holder of the Security so affected" and the phrase "the Holders of each Security so affected" with the phrase "the Holder of the Security so affected".

      11. Article Ten, Section 10.2 will be amended by replacing the reference to Section 3.11 with a reference to Section 3.8.

      12. Article Ten, Section 10.5 will be amended by replacing all references to Section 3.11 with references to Section 3.8.

      13. Article Eleven, Section 11.4 will be amended by replacing 11.4 the name "Thomas Igleski, Esq." with the phrase "General Counsel".

      14. This First Supplemental Indenture does not modify the Indenture in any respect with regard to Securities issued thereunder prior to the date of this First Supplemental Indenture, and such Securities will not be modified by this First Supplemental Indenture.

      This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

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      IN WITNESS WHEREOF, the Company and the Trustee have caused this First
Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized and the seal of the Company and the Trustee duly attested to be hereunto affixed all as of the day and year first above written.

                                             CNA FINANCIAL CORPORATION

[SEAL]                                       By: /s/ Patricia L. Kubera
                                                 -----------------------------
                                                   Patricia L. Kubera
                                             Its: Vice President and Controller

                                             THE FIRST NATIONAL BANK OF CHICAGO,
                                             as Trustee

[SEAL]                                       By: /s/ Steven M. Wagner
                                                 -----------------------------
                                                   Steven M. Wagner
                                             Its: Vice President

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STATE OF ILLINOIS       )
                        )  ss.:
COUNTY OF COOK          )

      On the 17th day of November, 1993, before me personally came Patricia L. Kubera, to me known, who, being by me duly sworn, did depose and say that she resides at Chicago, Illinois; that she is the Vice President and Controller of CNA FINANCIAL CORPORATION, the corporation described herein and that executed the above instrument; that she knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by the Board of Directors of said corporation and that she signed her name thereto by order of the Board of Directors of said corporation.

      IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

[NOTARIAL SEAL]
                                             /s/ [Illegible]
                                             -----------------------------------
                                             Notary Public

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STATE OF ILLINOIS   )
                    ) ss.:
COUNTY OF COOK      )

      On the 17th day of November, 1993, before me personally came Steven M. Wagner to me known, who, being by me duly sworn, did depose and say that he resides at Chicago, Illinois; that he is a Vice President of THE FIRST NATIONAL BANK OF CHICAGO, a national banking association, described herein and that executed the above instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by the Board of Directors of said corporation and that he signed his name thereto by order of the Board of Directors of said corporation.

      IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

[NOTARIAL SEAL]
                                             /s/ Somori Helmer
                                             -----------------------------------
                                             Notary Public